                                                                    Exhibit 10.9


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 24th day of December, 2002, between Infinity Property and Casualty Corporation, an Ohio corporation (the "Company") and James R. Gober (the "Executive").

                                    RECITALS

         A. It is the desire of the Company to employ the Executive as its Chief Executive Officer and President as described in this Agreement.

         B. The Executive desires to provide his services to the Company on the terms set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I.
                                SERVICES AND TERM

         1.1 TERM. Subject to the termination provisions set forth in Section 3.1, the Company will employ the Executive and the Executive accepts employment with the Company for a period of two years (the "Term") commencing on completion of the public offering of Company's stock (the "Effective Date").

         1.2 SERVICES. During the Term the Executive will serve as the Company's Chief Executive Officer and President and will be primarily responsible for overseeing the implementation of the Company's business strategy and such other duties, commensurate with his position and authority, as are reasonably determined, from time to time, by the Company's Board of Directors (the "Board"). The Executive shall devote his full business time and effort to the performance of his duties hereunder and will render his services at the Company's offices in Birmingham, Alabama ("Work Location"), except that the Executive agrees to travel from time to time to the extent required for the performance of his duties.

                                   ARTICLE II.
                              COMPENSATION PACKAGE

         2.1 Cash Compensation.

             (a) BASE SALARY. During the Term, the Company will pay the Executive an annual base salary of at least $550,000 for each twelve-month period of the Term.

             The Executive's base salary shall be payable in accordance with the normal payroll procedures of the Company.

             (b) BONUS OPPORTUNITY. The Company shall establish an incentive bonus compensation plan similar to the bonus plan of the Company's subsidiaries or parent company in place at the time the Company was incorporated; provided, however, that such plan shall be based upon the Company's business plan (which is subject to development) which will include consideration of the Company's reported earnings per share as well as underwriting profitability of the Company's insurance subsidiaries. Such plan will include an annual base bonus target amount of at least $500,000 for Executive; if any amount of such bonus is payable under the terms of a plan, it shall be in addition to Executive's annual base salary. The actual amount of any bonus payable to Executive in any year shall be determined by the Board based upon performance criteria set forth in advance under the bonus plan and Executive's achievement of such performance criteria.

         (c) WITHHOLDING AND DEFERRALS. All base salary and bonus payable under this Section 2.1 shall be reduced by (i) any income tax or other legally required withholding by the Company, (ii) any elective deferrals of such amounts as contributions to qualified and non-qualified retirement plans or deferred compensation plans of the Company, if any, and (iii) contributions payable by Executive with respect to his participation in Company welfare benefit and retirement and savings plans.

         2.2 BENEFITS AND FRINGES AND OTHER FRINGE BENEFITS.

             (a) BENEFIT PLANS. During the Term, the Executive shall be eligible to participate in such medical, dental, health, retirement, savings, welfare and life and disability insurance plans (including supplemental retirement and savings plans) generally made available from time to time to senior executives of the Company (subject to their terms), and to receive other fringe benefits on terms and conditions that are at least as favorable as the fringe benefits generally provided to other senior executives of the Company at the time such other fringe benefits, if any, are made available to them.

             (b) VACATION AND OTHER PAID LEAVE. During the Term, the Executive shall be entitled to paid vacation time and other paid leaves, whether for holidays, illnesses or similar purposes, in accordance with the plans, practices, policies and programs applicable to other senior executives of the Company.

             (c) BUSINESS EXPENSES. The Company will promptly pay or reimburse the Executive for all reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder upon presentation of written documentation, subject, however, to the Company's reasonable policies relating to business-related expenses as then in effect from time to time.

             (d) DATE OF HIRE. For determination of benefits to which the Executive is entitled, including but not limited to those described in Sections 2.2(a) and 2.2(b), the Executive's Date of Hire shall be the first date of his employment with a subsidiary of the Company.

         2.3 RESTRICTED SHARES.

             (a) On the Effective Date, the Company shall award Executive that number of shares of Company common stock ("Restricted Shares") equal to the result of dividing one million dollars ($1,000,000) by the price to the public in the Company's initial public offering.

             "Restricted Period" means a period commencing on the Effective Date and ending on its first anniversary date with respect to 33 1/3% of the Restricted Shares, its second anniversary date with respect to an additional 33 1/3% of the Restricted Shares, and its third anniversary date with respect to the remaining 33 1/3% of the Restricted Shares.

             During the Restricted Period, (i) Executive, his heirs, administrators or executors may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of in any way the Restricted Shares; and (ii) Executive, his heirs, administrators or executors may vote and receive dividends or other distributions made with respect to the Restricted Shares.

             If Executive's employment does not cease for any reason during the Restricted Period, Executive shall become vested in and own the Restricted Shares free of all restrictions imposed by this Agreement as follows:

                               DATE                        VESTED PERCENTAGE

        First Anniversary Date of Effective Date                33 1/3%
        Second Anniversary Date of Effective Date               33 1/3%
        Third Anniversary Date of Effective Date                33 1/3%

             In the event of (i) the dissolution or liquidation of the Company,
(ii) any merger, consolidation, exchange or other transaction in which the Company is not the surviving corporation or in which shares of the Company's common stock are converted into cash, other securities or other property or
(iii) thirty (30) calendar days prior to the scheduled consummation of a Change of Control as defined in Section 2.4 of this Agreement; then the restrictions imposed on the Restricted Shares shall lapse as of the date immediately prior to such transaction, conversion or Change of Control.

             (b) STOCK LEGEND. The Company and the Executive agree that all certificates representing the Restricted Shares that at any time are subject to the provisions of this Agreement will have endorsed upon them in bold-faced type a legend in substantially the following form:

         RESTRICTIONS ON THE OWNERSHIP RIGHTS OF THE STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN IMPOSED PURSUANT TO AN EMPLOYMENT AGREEMENT DATED ___________, 2002. A COPY OF THE EMPLOYMENT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF THIS CERTIFICATE UPON RECEIPT BY THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE OF A WRITTEN REQUEST FROM THE HOLDER REQUESTING SUCH COPY.

             (c) TAXES. To the extent the lapse of restrictions on the Restricted Shares results in the receipt of compensation by the Executive for tax purposes, the Company shall withhold from any cash compensation then or thereafter payable to the Executive any tax required to be withheld by reason thereof. To the extent the Company determines that such cash compensation is or may be insufficient to fully satisfy such withholding requirement, the Executive shall deliver to the Company cash in an amount determined by the Company to be sufficient to satisfy any such withholding requirement. If the Executive makes the election authorized by ss.83(b) of the Internal Revenue Code of 1986, as amended, the Executive shall submit to the Company a copy of the statement filed by the Executive to make such election.

             (d) STOCK POWER AND RETENTION OF CERTIFICATES. The Company may require the Executive to execute and deliver to the Company a stock power in blank with respect to the unvested Restricted Shares and may, in its sole discretion, determine to retain possession of or escrow the certificates for unvested Restricted Shares. The Company shall have the right, in its sole discretion, to exercise such stock power in the event that the Company becomes entitled to Restricted Shares as a result of a termination of employment. Notwithstanding retention of such certificates by the Company, the Executive shall have all rights (including dividend and voting rights) with respect to the unvested Restricted Shares represented by such certificates.

         2.4 STOCK OPTIONS. In accordance with the provisions of the Company's 2002 Incentive Stock Option Plan (the "Plan") and the specific authorization of the Board, the Company hereby grants to the Executive, subject to all of the terms and conditions of the Plan and this Agreement, an incentive stock option to acquire 125,000 shares (.5% of shares outstanding after the IPO) of the Company's outstanding common stock ("Option Stock") at the price to the public of the Company's initial public offering. The option to acquire the Option Stock granted in this Section 2.4 shall vest in five (5) equal, consecutive annual increments on each anniversary date of the Effective Time beginning with the first anniversary date and ending with the fifth such anniversary date. Notwithstanding anything to the contrary contained in this Agreement or the Plan, all options to acquire Option Stock shall irrevocably vest thirty (30) calendar days prior to the scheduled consummation of a Change of Control (as defined hereinafter). If any change(s) in the federal income tax laws materially affect the tax treatment of Employee with respect to an option or the Option Stock, the parties agree to negotiate in good faith to reach an agreement that will take advantage of, or minimize the disadvantages of, such changes.

             As used in this Agreement, "Change of Control" shall mean the occurrence of one (1) or more of the following events:

                          (1) After the Effective Date, any person or group of
             persons becomes both a Beneficial Owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) directly or indirectly of securities (a) representing 40% or more of the total number of votes that may be cast for the election of directors of the Company, whether by open market purchases, by tender offer or exchange offer, through issuance of new shares by the Company or by merger or consolidation and (b) such person or group of persons is the Beneficial Owner directly or indirectly of a greater percentage of such securities than American Financial Group, Inc.

                          (2) Within two (2) years after a merger,
             consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director or directors, or any combination of the foregoing, the individuals who were directors of the Company immediately prior to the merger, consolidation, liquidation, sale of assets or contested election shall cease to constitute a majority of the Board; or

                          (3) Within two (2) years after a tender offer or
             exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior to the commencement of the tender offer or exchange offer shall cease to constitute a majority of the Board.

         2.5 INDEMNIFICATION. The Company shall indemnify Executive (and his successors), to the extent permitted by the applicable law and the Company's regulations, by Company and Executive entering into an agreement in substantially the form set forth in Schedule A hereto.

         2.6 CURRENT INCENTIVE PLAN Nothing contained herein shall reduce in any way payments to which Executive may be entitled under annual bonus plans and/or long term incentive plans sponsored by the Company's current shareholder or its affiliates.

                                  ARTICLE III.
                             TERMINATION OF SERVICES

             3.1 TERMINATION. Executive's employment with the Company hereunder may be terminated by the Company or the Executive, as applicable, at any time prior to the end of the Term for any of the following reasons:

                 (a) DISABILITY. Upon the failure of the Executive to render services to the Company for a continuous period of six (6) months because of the Executive's physical or mental disability or illness ("Disability"), the Company may terminate the Executive's employment hereunder, provided such termination does not otherwise violate applicable law. If there should be a dispute between the parties as to the Executive's physical or mental disability, such dispute shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.

                 (b) CAUSE. The Company may terminate this Agreement and the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's failure or refusal to materially perform his duties under this Agreement; (ii) the Executive's failure or refusal to follow material lawful directions of the Board or any other act of material insubordination on the part of Executive; (iii) the engaging by the Executive in misconduct, including but not limited to any type of sexual harassment which is materially and demonstrably injurious to the Company or any of its divisions, subsidiaries or affiliates, monetarily or otherwise; (iv) any conviction of, or plea of guilty or NOLO CONTENDERE to, the Executive with respect to a felony (other than a traffic violation); or (v) the commission (or attempted commission) of any act of fraud or dishonesty by the Executive which is materially detrimental to the business or reputation of the Company or any of its divisions, subsidiaries or affiliates.

                (c) WITHOUT CAUSE.

                          (i) The Company may terminate the Executive's
             employment hereunder without Cause upon thirty (30) days written notice to the Executive.

                          (ii) The Executive may terminate his employment upon
             thirty (30) days notice for Good Reason, as defined as follows:

                          "Good Reason" for termination by the Executive of the
             Executive's employment shall mean the occurrence (without the Executive's express written consent), of any one of the following acts by the Company, or failures by the Company to act:

                          (I) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company (including by reason of the Company becoming a subsidiary of another company) or a substantial adverse alteration in the nature or status of the Executive's title or responsibilities from those in effect as of the date hereof;

                          (II) a reduction by the Company in the Executive's annual base salary or target annual bonus opportunity as set forth in the Agreement or as the same may thereafter be increased from time to time, or a failure to provide the Executive with participation in any stock option or other equity-based plan in which other employees of the Company (and any parent, surviving or acquiring company) participate on a basis that does not unreasonably discriminate against the Executive as compared to such other employees who have similar levels of responsibility and compensation;

                          (III) the relocation of the Executive's principal place of employment to a location more than 50 miles from the Executive's principal place of employment as of the date hereof, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations as of the date hereof;

                          (IV) any material breach by the Company of its obligations under this Agreement.

                          The Executive's right to terminate the Executive's
employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. Except as provided above, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. The Executive may resign for Good Reason only if such Executive provides Notice of Termination to the Company within three months of the Executive becoming aware that the basis for such Good Reason exists.

                 (d) DEATH. The Executive's employment hereunder shall automatically terminate on the death of the Executive.

             3.2 PAYMENT ON TERMINATION WITH CAUSE. In the event that Executive's employment is terminated by the Company with Cause, Executive shall be entitled to receive the following payments not later than twenty business days after the date of termination:

                 (a) payment of any earned but unpaid salary accrued through and including the date of termination;

                 (b) payment of accrued, but unused, vacation time; and

                 (c) reimbursement of any unreimbursed business expenses incurred prior to the date of termination.

             3.3 PAYMENT ON TERMINATION WITHOUT CAUSE. Subject to the Executive's continuing compliance with the covenants contained in Article IV of this Agreement (the "Covenants") and the execution by the Executive of a customary binding general waiver and release of claims (the "Release"), in the event that the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive, or the Executive's estate in the event of his death, shall be entitled to receive the following less any required withholdings:

                 (a) payment of any earned, but unpaid salary accrued through and including the date of termination;

                 (b) payment of (i) any earned but unpaid annual bonus from a previous calendar year and (ii) any earned but unpaid amounts that may be paid under any company long term incentive plans to be paid according to the terms of such plans;

                 (c) (i) payment of the bonus amounts pursuant to Section 2.1(b), pro-rated based on the actual number of days elapsed in the year in which Executive's termination takes place; and (ii) payment of two times the annual base bonus amount, such payment to be made in twenty-four (24) equal monthly installments subject to federal, state and applicable withholding taxes and payments; provided, however, that no such payment shall be made for the first twelve (12) months of such period in the event that the Company's combined operating ratio is 100% or more for the year in which Executive's termination takes place; or for the second twelve (12) months of such period in the event the Company's combined operating ratio is 100% or more for the year immediately succeeding the year in which Executive's termination takes place;

                 (d) continued payment of his most recent salary for a period of twenty- four (24) months from the date of termination;

                 (e) payment of accrued, but unused, vacation time;

                 (f) reimbursement any unreimbursed business expenses, or automobile expenses incurred prior to the date of termination;

                 (g) for twenty-four (24) months, the Company shall continue to provide, at its sole cost and expense, Executive and his eligible dependents with all benefit plans and other fringe benefits as described in Section 2.2(a) that were being provided to the Executive immediately prior to his termination of employment upon the same terms and conditions as provided to other senior executives; after twenty-four (24) months, Executive and his eligible dependents shall be eligible for COBRA benefits for eighteen (18) months;

                 (h) immediate, 100% vesting of any stock options of the Company's parent that have been granted to Executive so that such options may be exercised within three (3) years of his termination date; and

                 (i) immediate, 100% vesting of all Restricted Shares awarded pursuant to Section 2.3.

             3.4 PAYMENT ON TERMINATION DUE TO DEATH OR DISABILITY. Company shall make the following payments in the event of Executive's Death (to his estate) or Disability (as defined in Section 3.1(a) of this Agreement): the payments set forth in Sections 3.3(a), (b), (c) (d), (e) and (f). In the event of Death following Disability, amounts remaining to be paid under this section shall be paid to Executive's estate.

                                   ARTICLE IV.
                                    COVENANTS

                 4.1 NON-COMPETITION. The Executive covenants and agrees that
(i) during the Term or (ii) for a period of twenty-four (24) months following a termination of his employment by the Company pursuant to Section 3.1 (c) (the "Post-Termination Period"), he shall not directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages or is planning to be engaged in writing, issuing, underwriting, selling, distributing or re-insuring personal property and casualty insurance products or any other business in which the Company is engaged during the Term (the "Business"). This Covenant applies to each, state or territory in which the Company is doing business or is making an active effort to do business during the Term and with respect to the Executive's covenants regarding the Post-Termination Period at the time the Executive's employment with the Company is terminated. This Covenant does not prohibit the passive ownership of less than five percent (5%) of the outstanding stock or debt of any public corporation as long as the Executive is not otherwise in violation of this Covenant.

                 4.2 NO DIVERSION. The Executive covenants and agrees that (i) during the Term and (ii) the Post-Termination Period, he shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., writing, issuing, underwriting, selling, distributing or re-insuring personal property and casualty insurance products, investment opportunities, and other similar opportunities) which the Executive became aware of during his employment with the Company.

                 4.3 NON-RECRUITMENT. The Executive agrees that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during the Term and the Post-Termination Period, he shall not directly or indirectly entice or solicit (other than pursuant to general, non-targeted public media advertisements) or seek to induce or influence any of the Company's Employees to leave their employment.

                 4.4 NON-DISCLOSURE. Prior to and in connection with this Agreement, Executive has learned and will continue to learn trade secrets and confidential information of Company, including but not limited to (i) financial information, (ii) business methods and techniques, including but not limited to sales methods, prospecting methods, methods of presentation, programs and other materials used or to be used by Company in managing, marketing or furthering it's business, (iii) insureds and agent's names, addresses and contact and other information, (iv) all other information about Company's business that is not known to the public and gives Company an opportunity to obtain an advantage over competitors ("Confidential Information"). Executive acknowledges that Company has invested substantial sums in the development of its Confidential Information.

              During the term of this Agreement, and after the termination of Executive's employment for any reason, Executive covenants and agrees that he will not, directly or indirectly, disclose or communicate to any person or entity or otherwise use any Confidential Information of Company ("Non-Disclosure Covenant") for any purpose other than for the direct benefit of Company. Upon termination of Executive's employment, he shall promptly return to Company all documents, records, notebooks, manuals, disks, software, hardware and other information of Company.

                 This Non-Disclosure Covenant has no temporal, geographic or territorial restrictions or limitations and applies no matter where Executive may be located in the future.

                 4.5 TERMINATION FOR CAUSE. Executive agrees that if his employment is terminated pursuant to Section 3.1 (b), he shall be bound to the covenants set forth in Sections 4.2, 4.3 and 4.4 for the duration of the Post-Termination Period, and to the covenant set forth in Section 4.1 for a duration of six months following his termination.

                 4.6 REMEDIES. The Executive acknowledges that should he violate any of the Covenants, it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, and notwithstanding the provisions of Section 5.4, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

                 4.7 SEVERABILITY AND MODIFICATION OF ANY UNENFORCEABLE COVENANT. It is the parties' intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, without limiting the generality of Section 5.5 herewith, it is also the parties' intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties' intent that if it is determined any of the Covenants are unenforceable because of over breadth, then the covenant shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

                 4.8 TOLLING. In the event of the breach by Executive of any Covenant the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Executive's compliance with the Covenants. This paragraph shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this paragraph applies.

                                   ARTICLE V.
                                  MISCELLANEOUS

                 5.1 SUCCESSORS. This Agreement shall inure to the benefit of the Company and its successors and assigns, as applicable and to the benefit of Executive's personal or legal representatives, executors, administrators or heirs. If the Company shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer. The Executive shall not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the prior written consent of the Company, and any such attempt to assign, pledge or encumber any interest in this Agreement shall be null and void and shall have no effect whatsoever.

                 5.2 GOVERNING LAW. This Agreement is being made and executed in and is intended to be performed in the State of Ohio and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to the conflict of laws principles thereof.

                 5.3 ENTIRE AGREEMENT. This Agreement comprises the entire agreement between the parties hereto relating to the subject matter hereof and as of the Commencement Date, supersedes, cancels and annuls all previous agreements between the Company (and/or its predecessors) and the Executive, as the same may have been amended or modified, and any right of the Executive thereunder other than for compensation accrued thereunder as of the date hereof, and supersedes, cancels and annuls all other prior written and oral agreements between the Executive and the Company or any predecessor to the Company. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.

                 5.4 DISPUTES.

                     (a) Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, including any claims for discrimination or other similar violation of federal law, shall be finally determined and settled by arbitration in Hamilton County Ohio, in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

                     (b) If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.

                  5.5 SEVERABILITY; ENFORCEABILITY. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of a court of competent jurisdiction in any jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, as to that jurisdiction and subject to this Section 5.5, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.

                  5.6 NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

         If to the Company, c/o Carl H. Lindner III, President, Great American Insurance Company, 580 Walnut Street, Cincinnati, Ohio 45202 or to such other address or addresses as the Company may specify in writing from time to time.

         If to the Executive, to such address as he may designate to the Company as his residence from time to time or to such other address or addresses as the Executive may specify in writing from time to time.

                  5.7 COUNTERPARTS. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

                  5.8 AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may, with the approval of the Board, waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

                  5.9 NO INCONSISTENT ACTIONS. The parties hereto shall not voluntarily undertake any action inconsistent with, or voluntarily undertake or fail to undertake any action or course of action to avoid or evade, the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INFINITY PROPERTY AND CASUALTY                     EXECUTIVE
CORPORATION

By: ______________________________                 ____________________________
Name:    Carl H. Lindner III                       James R. Gober
Title:   Chairman